Exhibit 3.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SyMMETRY MEDICAL INC.

FIRST: The name of the Company is Symmetry Medical Inc.

SECOND: The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Company at such address is Corporation Service Company.

THIRD: The purpose for which the Company is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the DGCL. The Company will have perpetual existence.

FOURTH: The total number of shares of common stock that the Company shall have authority to issue is 1,000 shares, par value $0.0001 per share.

FIFTH: The directors of the Company shall have the power to adopt, amend and repeal the bylaws of the Company.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Company may be adopted, amended or repealed by a majority of the board of directors of the Company, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: No contract or transaction between the Company and one or more of its directors, officers, or stockholders, or between the Company and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or a committee thereof that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the board of directors, the committee, or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

EIGHTH: (a) A director of the Company shall not be personally liable either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Company may indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

NINTH: The Company expressly elects not to be governed by Section 203 of the DGCL.